                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817)415-3189	(817)415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION DECLARES DIVIDEND

FORT WORTH, Texas, November 8, 2010 — RadioShack Corporation today announced that its Board of Directors has declared an annual cash dividend of $0.25 per share on the Company’s common stock, payable on December 16, 2010.  The dividend is payable to stockholders of record at the close of business on November 26, 2010.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,680 company-operated stores in the United States and Mexico, more than 940 wireless phone kiosks in the United States, and approximately 1,240 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Source: RadioShack – F

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